UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   GP STRATEGIES, CORPORATION
   9 West 57th Street
   Suite 4170
   New York, NY  10019
2. Date of Event Requiring Statement (Month/Day/Year)
   August 9, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)
   13-1926739
4. Issuer Name and Ticker or Trading Symbol
   Millennium Cell Inc.
   MCEL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |6,024,368             |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option  (Right to |7/13/00  |7/13/10  |Common Stock           |250,000  |$10.00    |D            |                           |
Buy)(1)                 |         |         |                       |         |          |             |                           |
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Call Option  (Obligation|2/11/00  |5/11/02  |Common Stock           |550,000  |$0.92     |D            |                           |
 to Sell)(2)            |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
(1) Granted to the Reporting Person pursuant to the Millennium Cell Inc Amended and Restated 2000 Stock Option
Plan.
(2) Granted to certain of the Reporting Person's employees pursuant to the GP Strategies Corporation Millenniumm
Cell, LLC Option
Plan.
SIGNATURE OF REPORTING PERSON
Lydia M. DeSantis, Corporate Secretary
DATE
December 4, 2000